SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Huize Holding Limited

(Name of Issuer)

Class A common shares, par value $0.00001 per share

(Title of Class of Securities)

44473E105**

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

** This CUSIP number applies to the American Depositary Shares (“ADSs”) of Huize Holding Limited (the “Issuer”), each representing 20 Class A common shares, par value $0.00001 per share, of the Issuer (“Class A common shares”).

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44473E105**	13G/A	Page 1

1	NAMES OF REPORTING PERSONS SAIF IV Healthcare (BVI) Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 44473E105**	13G/A	Page 2

1	NAMES OF REPORTING PERSONS SAIF Partners IV L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 44473E105**	13G/A	Page 3

1	NAMES OF REPORTING PERSONS SAIF IV GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 44473E105**	13G/A	Page 4

1	NAMES OF REPORTING PERSONS SAIF IV GP Capital Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 44473E105**	13G/A	Page 5

1	NAMES OF REPORTING PERSONS Andrew Y. Yan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 44473E105**	13G/A	Page 6

Item 1(a)	Name of Issuer:

Huize Holding Limited

Item 1(b)	Address of Issuer’s principal executive offices:

5/F, Building 3-4

Shenzhen Animation Park, Yuehai Road, Nanhai Avenue

Nanshan District, Shenzhen 518052, People’s Republic of China

Items 2(a)	Name of Reporting Persons filing:

(i) SAIF IV Healthcare (BVI) Limited,

(ii) SAIF Partners IV L.P.,

(iii) SAIF IV GP, L.P.,

(iv) SAIF IV GP Capital Ltd., and

(v) Andrew Y. Yan

(collectively, the “Reporting Persons”).

Item 2(b)	Address or principal business office or, if none, residence:

Suites 2516-2520, Two Pacific Place, 88 Queensway, Hong Kong

Item 2(c)	Citizenship:

(i) SAIF IV Healthcare (BVI) Limited — British Virgin Islands
(ii) SAIF Partners IV L.P. — Cayman Islands
(iii) SAIF IV GP, L.P. — Cayman Islands
(iv) SAIF IV GP Capital Ltd. — Cayman Islands
(v) Andrew Y. Yan — Hong Kong

Item 2(d)	Title of class of securities:

Class A common shares, par value US$0.00001 per share

Item 2(e)	CUSIP No.:

44473E105. This CUSIP number applies to the ADSs of the Issuer, each representing 20 Class A common shares.

Item 3	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the persons filing is a:

Not applicable.

Item 4	Ownership

Ownership information with respect to each Reporting Person is incorporated by reference to items (5) - (9) and (11) of the respective cover page.

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof each Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

CUSIP No. 44473E105**	13G/A	Page 7

Item 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8	Identification and Classification of Members of the Group

Not applicable.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certifications

Not applicable.

CUSIP No. 44473E105**	13G/A	Page 8

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 14, 2022

SAIF IV Healthcare (BVI) Limited

By:	SAIF Partners IV L.P., its Sole Shareholder
By:	SAIF IV GP, L.P., its General Partner
By:	SAIF IV GP Capital Ltd., its General Partner

By:	/s/ Andrew Y. Yan
Andrew Y. Yan, Sole Shareholder

SAIF Partners IV L.P.

By:	SAIF IV GP, L.P., its General Partner
By:	SAIF IV GP Capital Ltd., its General Partner

By:	/s/ Andrew Y. Yan
Andrew Y. Yan, Sole Shareholder

SAIF IV GP, L.P.

By:	SAIF IV GP Capital Ltd., its General Partner

By:	/s/ Andrew Y. Yan
Andrew Y. Yan, Sole Shareholder

SAIF IV GP Capital Ltd.

By:	/s/ Andrew Y. Yan
Andrew Y. Yan, Sole Shareholder

Andrew Y. Yan

/s/ Andrew Y. Yan
Andrew Y. Yan

CUSIP No. 44473E105**	13G/A	Page 9

LIST OF EXHIBITS

Exhibit No.	Description
99.1†	Joint Filing Agreement by and among the Reporting Persons, dated February 4, 2021

† Previously filed.